Document processing fee	E-Filed	Colorado Secretary of State
If document is filed on paper	$125.00	Date and Time: 12/07/2005 06:23 AM
If document is filed electronically	**$ 50.00**	Entity Id: 20051453082
		Document number: 20051453082

Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-102-102 of the Colorado Revised Statutes (C.R.S)

1. Entity name: The Pocket Shot Company
   (The name of a corporation must contain the term or abbreviation "corporation", "incorporated", "company", "limited", "corp.", inc.", "co." or "ltd". If the corporation is a professional corporation, it must contain the term or abbreviation "professional corporation", "p.c.", or "pc" §7-90-601, C.R.S.)

2. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

3. Principal office street address: 32950 Inverness Drive *(Street name and number)*
   Evergreen *(City)* CO *(State)* 80439 *(Postal/Zip Code)*
   (Province – if applicable) United States *(Country – if not US)*

4. Principal office mailing address: (if different from above):
   (Street name and number or Post Office Box information)
   (City) *(State)* *(Postal/Zip Code)*
   (Province – if applicable) *(Country – if not US)*

5. Registered agent: (if an individual): Bachmann *(Last)* Jarrold *(First)* R. *(Middle)* *(Suffix)*
   OR (if a business organization):

6. The person appointed as registered agent in the document has consented to being so appointed.

7. Registered agent street address: 32950 Inverness Drive *(Street name and number)*

Evergreen CO 80439
(City) (State) (Postal/Zip Code)

8. Registered agent mailing address:
(LEAVE BLANK if same as above)

(Street name and number or Post Office Box information)

(City) (State) (Postal/Zip Code)

(Province – if applicable) (Country – if not US)

9. If the corporation's period of duration is less than perpetual, state the date on which the period of duration expires:

(mm/dd/yyyy)

10. *(OPTIONAL)* Delayed effective date:

(mm/dd/yyyy)

11. Name(s) and address(es) of incorporator(s): (if an individual): Bachmann Jarrold R.
(Last) (First) (Middle) (Suffix)

OR (if a business organization):

32950 Inverness Drive
(Street name and number or Post Office Box information)

Evergreen CO 80439
(City) (State) (Postal/Zip Code)

United States
(Province – if applicable) (Country – if not US)

(if an individual)
(Last) (First) (Middle) (Suffix)

OR (if a business organization)

(Street name and number or Post Office Box information)

(City) (State) (Postal/Zip Code)

United States
(Province – if applicable) (Country – if not US)

(if an individual)
(Last) (First) (Middle) (Suffix)

OR (if a business organization)

(Street name and number or Post Office Box information)

(City) (State) (Postal/Zip Code)
United States
(Province – if applicable) (Country – if not US)

(If there are more than three incorporators, mark this box ☐ and include an attachment stating the true names and mailing addresses of all additional incorporators.)

12. The corporation is authorized to issue 25,000,000 *(number)* shares of common stock.

(Additional classes of capital stock may be authorized and additional information regarding the corporation's stock may be stated, mark this box ☑ and include an attachment stating pertinent information.)

13. Additional information may be included pursuant to §7-102-102, C.R.S. and other organic statutes such as title 12, C.R.S. If applicable, mark this box ☑ and include an attachment stating the additional information.

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

14. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Chidester (Last) Alfred (First) C. (Middle) (Suffix)
303 East 17th Avenue
(Street name and number or Post Office Box information)
Suite 1100
Denver (City) CO (State) 80203 (Postal/Zip Code)
United States
(Province – if applicable) (Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ADDITIONAL PROVISIONS

Voting of Shares

Cumulative voting shall not be allowed in the election of directors or for any other purpose.

Limitation on Director Liability

To the fullest extent permitted by the laws of Colorado, as the same exist or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any right or protection of a director of the corporation under this provision, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this provision, prior to such repeal or modification.

Indemnification

The corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan.